UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Esterline Technologies Corporation

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ESTERLINE TECHNOLOGIES CORPORATION

500 108th Avenue NE

Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 4, 2009

To the Shareholders of Esterline Technologies Corporation:

NOTICE IS HEREBY GIVEN that the 2009 annual meeting of shareholders for ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), will be held on Wednesday, March 4, 2009, at 10:00 a.m. (local time), at the Harbor Club - Bellevue, Bellevue, Washington, for the following purposes:

(1)	to elect as directors of the Company the four nominees named in the attached proxy statement;

(2)	to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 30, 2009;

(3)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 6, 2009, as the record date for determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

The Company’s Annual Report for fiscal year 2008 is provided for your convenience.

By order of the Board of Directors

ROBERT D. GEORGE
Vice President,
Chief Financial Officer,
Secretary and Treasurer

January 23, 2009

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 4, 2009

This proxy statement, which is first being provided to shareholders on or about January 23, 2009, has been prepared in connection with the solicitation by the Board of Directors of Esterline Technologies Corporation (the “Company”) of proxies in the accompanying form to be voted at the 2009 annual meeting of shareholders of the Company to be held on Wednesday, March 4, 2009, at 10:00 a.m (local time), at the Harbor Club—Bellevue, 777 108th Avenue NE, Bellevue, Washington 98004, and at any adjournment or postponement thereof. The Company’s principal executive office is at 500 108th Avenue NE, Bellevue, Washington 98004.

The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may, without additional compensation, solicit the return of proxies by telephone, telegram, messenger, facsimile transmission or personal interview. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse such persons for their expenses in so doing.

Registered shareholders can vote in person, by telephone, by the Internet, by telephone or by mail, as described below. If you are a beneficial shareholder, please refer to the information forwarded by your broker, bank or other holder of record to see what options are available to you. Registered shareholders may cast their vote by:

(1)	Attending and voting in person at the annual meeting;

(2)

Accessing the Internet website specified in the Notice of Internet Availability and following the instructions provided on the website (or if printed copies of the proxy materials were requested, as specified in the printed proxy card);

(3)

Calling the telephone number specified in the Notice of Internet Availability and voting by following the instructions provided on the phone line (or if copies of the proxy materials were requested, as specified in the printed proxy card); or

(4)	Requesting a printed proxy card and completing, signing, dating and promptly mailing the proxy card in the envelope provided.

Any proxy given pursuant to the solicitation may be revoked at any time prior to being voted. A proxy may be revoked by the record holder or other person entitled to vote (a) by attending the meeting in person and voting the shares, (b) by executing another proxy dated as of a later date or (c) by notifying the Secretary of the Company in writing, at the Company’s address set forth on the notice of the meeting, provided that such notice is received by the Secretary prior to the meeting date. All shares represented by valid proxies will be voted at the meeting. Proxies will be voted in accordance with the specification made therein or, in the absence of specification, in accordance with the provisions of the proxy.

The Board of Directors has fixed the close of business on January 6, 2009, as the record date for determining the holders of common stock of the Company (the “Common Stock”) entitled to notice of and to vote at the annual meeting. The Common Stock is listed for trading on the New York Stock Exchange. At the close of business on the record date there were outstanding and entitled to vote 29,689,453 shares of Common Stock, which are entitled to one vote per share on all matters which properly come before the annual meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the meeting. The inspector of elections, who determines whether or not a quorum is present at the annual meeting, will count abstentions or withheld votes and broker non-votes, which are discussed further below, as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. There must be a quorum for the meeting to be held. The Company has appointed BNY Mellon Shareowner Services as the inspector of elections for the annual meeting.

Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of election appointed for the annual meeting. The inspector of election will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. A plurality of the shares of Common Stock present in person or represented by proxy at the meeting is required for the election of directors. Shareholders are not entitled to cumulate votes in electing directors. An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting is required for approval of the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2009. Broker non-votes will not be considered votes cast or shares entitled to vote at the meeting and as a result, they will have no effect on the vote relating to the election of directors or the ratification of the selection of the Company’s independent registered public accounting firm. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to the election of directors and ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

ELECTION OF DIRECTORS

The Company’s By-Laws, as amended and restated, provide for a board of directors that consists of not less than seven (7) or more than twelve (12) members, as may be fixed from time to time by the Board of Directors. The authorized size of the board is currently set at ten. The Company’s Restated Certificate of Incorporation provides that the directors will be divided into three classes, with the classes serving for staggered, three-year terms such that approximately one-third of the directors are elected each year.

In accordance with the Company’s Corporate Governance Guidelines, which requires directors to tender their resignation prior to the annual meeting of shareholders following their 72nd birthday, Admiral Charles R. Larson and Mr. James L. Pierce have both advised the Board that they will retire as directors at the conclusion of the 2009 annual meeting. In light of the retirements of Admiral Larson and Mr. Pierce, by resolution of the Board of Directors effective at the end of the 2009 annual meeting, the number of authorized members of the Board of Directors will be reduced to eight. In addition, in order to allocate such decrease among the three classes of directors so as to make them as nearly equal in number as possible, Mr. Lewis E. Burns has been reclassed into the class of directors whose term expires at the 2009 annual meeting and Mr. Paul V. Haack has been reclassed into the class of directors whose term expires at the 2010 annual meeting.

The Board of Directors recommends a vote FOR its director nominees named below.

Information as to each nominee and each director whose term will continue after the 2009 annual meeting is provided below. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies FOR the election of the nominees named below. The Board of Directors knows of no reason why any of its nominees will be unable or unwilling to serve. If any nominee becomes unavailable to serve, the Board of Directors intends for the persons named as proxies to vote for the election of such other persons, if any, as the Board of Directors may recommend.

Nominees to the class of directors whose term will expire at the 2012 annual meeting:

Lewis E. Burns

President and Chief Executive Officer (Retired), Dover Industries, Inc. Age 70.

Prior to January 2005, Mr. Burns was a Director/Consultant of Dover Industries, Inc. (a diversified manufacturing company), having held such positions since July 2003. Prior to that time, he was President, Chief Executive Officer and Director of Dover Industries, Inc. since 1985. He has been a director of the Company since 2003.

Robert S. Cline

Chairman and Chief Executive Officer (Retired), Airborne Freight Corporation. Age 71.

Prior to January 2003, Mr. Cline was the Chairman and Chief Executive Officer of Airborne Freight Corporation (an air express company), having held such positions since 1984. He has been a director of the Company since 1999.

Jerry D. Leitman

Chairman (Retired), FuelCell Energy, Inc. Age 66.

Mr. Leitman was the Chairman of the Board of FuelCell Energy, Inc. (a fuel cell company) from January 2006 to January 2007. Previously, he was Chairman and Chief Executive Officer of FuelCell Energy, Inc. since September 2005 and Chairman, President and Chief Executive Officer since June 2002. He has been a director of the Company since 1998.

Nominees to the class of directors whose term will expire at the 2010 annual meeting:

Paul V. Haack

Senior Partner (Retired), Deloitte & Touche LLP. Age 57.

Prior to 2006, Mr. Haack was a Senior Partner with Deloitte & Touche LLP (a public accounting firm) on the Boeing and United Airlines accounts in their Chicago office, having held such positions since 2001 and 2002, respectively. He is also a director of SonoSite, Inc. He has been a director of the Company since 2006.

Continuing directors:

John F. Clearman

Special Advisor to the Board (Retired), Milliman USA. Age 71.

Prior to January 2003, Mr. Clearman was a Special Advisor to the Board of Milliman USA (an actuarial consulting firm), having held such position since August 2001. He is also a director for several other companies including Oberto Sausage, Inc., Washington Federal Savings, Inc., and Barclay Dean Interiors. He has been a director of the Company since 1989, and his current term expires in 2010.

Robert W. Cremin

Chairman, President and Chief Executive Officer, Esterline Technologies Corporation. Age 68.

Mr. Cremin has been Chairman since January 2001. In addition, he has served as Chief Executive Officer and President since January 1999 and September 1997, respectively. He has been a director of the Company since 1998, and his current term expires in 2011.

Anthony P. Franceschini

Director, President and Chief Executive Officer, Stantec Inc. Age 57.

Mr. Franceschini has been the Director, President and Chief Executive Officer of Stantec Inc. (an engineering, architecture and related professional services design firm) since June 1998. He is also a director of Alberta Health Services. He has been a director of the Company since 2002, and his current term expires in 2011.

James J. Morris

Vice President, Engineering and Manufacturing (Retired), The Boeing Company. Age 60.

Prior to 2007, Mr. Morris was the Vice President, Engineering and Manufacturing, of The Boeing Company, having held that position since 2005. Prior to that time, he was Vice President, Supplier Management, of The Boeing Company since 2000. He is also a director of LORD Corporation and 2Source Manufacturing Inc. Since 2007, he has been a consultant to Thales S.A. and since 2008, a consultant to Héroux-Devtek, Inc. He has been a director of the Company since 2007, and his current term expires in 2011.

OTHER INFORMATION AS TO DIRECTORS

Director Compensation

The following table describes the compensation earned by persons who served as non-employee directors during fiscal 2008. Employees of the Company serving on the Board or committees received no additional compensation for such service.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Lewis E. Burns	$54,500	$60,000	$114,500
John F. Clearman	75,250	60,000	135,250
Robert S. Cline	63,750	60,000	123,750
Anthony P. Franceschini	52,500	60,000	112,500
Paul V. Haack	57,000	60,000	117,000
Charles R. Larson	55,500	60,000	115,500
Jerry D. Leitman	51,125	60,000	111,125
James J. Morris	31,500	60,000	91,500
James L. Pierce	59,750	60,000	119,750

(1)	Amounts in this column represent retainers, meeting fees and chair fees.

(2)

Amounts in this column represent the dollar amounts recognized for financial statement reporting purposes for fiscal 2008, in accordance with SFAS 123R, which is also equal to the grant date fair value of the awards, because the awards vest immediately upon grant.

During fiscal 2008, the Company paid the following cash fees to non-employee directors:

Annual Retainer	$30,000
Lead Independent Director Additional Annual Retainer	25,000
Audit Committee Chair Additional Annual Retainer	12,500
Compensation Committee Chair Additional Annual Retainer	7,500
Nominating & Corporate Governance Committee Chair Additional Annual Retainer	5,000
Strategy & Technology Committee Chair Additional Annual Retainer	5,000
In Person Board Meeting	1,500
In Person Committee Meeting	1,500
Telephonic Board Meeting	750
Telephonic Committee Meeting	750

All stipends and meeting attendance fees are paid quarterly in arrears. The Company also reimburses non-employee directors for reasonable expenses incurred in attending Board and committee meetings.

In addition, the Company pays each non-employee director compensation in the form of an annual issuance of $60,000 worth of fully-paid Common Stock, pursuant to the Company’s Amended and Restated Non-Employee Directors’ Stock Compensation Plan. The value of the stock compensation to be paid to non-employee directors will continue to be paid in the form of an annual issuance of fully-paid Common Stock under the Company’s Amended and Restated Non-Employee Directors’ Stock Compensation Plan until such time as plan shares are exhausted. Thereafter, non-employee directors’ stock compensation will be issued under the Company’s 2004 Equity Incentive Plan, as amended.

Board and Board Committees

There were five meetings of the Board of Directors during fiscal 2008. During fiscal 2008, each director attended at least 81% of the total number of meetings of the Board of Directors and Board committees of which he was a member.

Non-management directors meet in executive session on a regular basis, generally at each scheduled Board meeting. The Chairman of the Board, if a non-management director, presides over the executive sessions. Since the Chairman of the Board is an employee of the Company, the Lead Independent Director, John F. Clearman, presides. In addition, the Audit Committee has adopted the practice of reserving time at each meeting to meet without members of Company management present. The Compensation Committee and the Nominating & Corporate Governance Committee also have adopted a similar practice of meeting periodically without members of Company management present.

The Board of Directors currently does not have a policy with regard to director attendance at the Company’s annual shareholders meeting; however, it schedules the first quarter meeting of the Board of Directors on the same date as the annual shareholders meeting. All of the Company’s directors attended the annual shareholders meeting in 2008.

Board Independence. The Board has reviewed the relationships between the Company and each director and has determined that a majority of the directors are independent for purposes of the NYSE corporate governance listing standards. In accordance with these listing standards, the Board adopted its own set of specified criteria, identified in the Company’s Corporate Governance Guidelines which are posted on the Company’s website at http://www.esterline.com/governance, to assist it in determining whether any relationship between a director and the Company impairs independence. Using the adopted criteria, the Board affirmatively determined that all of the directors, other than Mr. Cremin, are independent under the NYSE listing standards. Mr. Cremin does not meet NYSE independence listing standards due to his current position as Chairman, President and Chief Executive Officer of the Company.

The Audit Committee currently consists of Messrs. Cline (Chairman), Franceschini, Haack, Larson and Pierce, each of whom is independent in accordance with applicable rules promulgated by the Securities and Exchange Commission (“SEC”) and NYSE listing standards. The Audit Committee selects and retains the independent registered public accounting firm to audit the Company’s annual financial statements, approves the terms of the engagement of the independent registered public accounting firm and reviews and approves the fees charged for audits and for any non-audit assignments. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on the Company’s website at http://www.esterline.com/governance. The Audit Committee’s responsibilities also include, among others, overseeing (1) the integrity of the Company’s financial statements, which includes reviewing the scope and results of the annual audit by the independent registered public accounting firm, any recommendations of the independent registered public accounting firm resulting therefrom and management’s response thereto and the accounting principles being applied by the Company in financial reporting, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) the performance of the Company’s internal auditors and the independent registered public accounting firm, and (5) such other related matters as may be assigned to it by the Board of Directors. The Audit Committee met nine times during 2008.

The Board of Directors has determined that Mr. Cline and Mr. Haack each qualify as an “audit committee financial expert” as defined in Item 407 of Regulation S-K promulgated by the SEC and that each Audit Committee member has accounting and financial management literacy under NYSE listing standards.

The Compensation Committee currently consists of Messrs. Leitman (Chairman), Burns and Clearman, each of whom is independent in accordance with applicable NYSE listing standards. The Compensation Committee develops, evaluates and recommends to the Board for its approval corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer in light of the corporate goals and objectives, recommends the form and level of compensation for officers of the Company and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the Company’s website at http://www.esterline.com/governance. The Compensation Committee also administers the Company’s stock option plans and incentive compensation plans for senior corporate management, which includes recommending amendments to such plans. To the extent permitted by Delaware law, the Compensation Committee may delegate one or more of the Company’s officers the right to grant awards under the Company’s stock option plans with respect to employees who are not officers or directors. The Compensation Committee solicits and considers recommendations from the Chief Executive Officer as to compensation for the other executive officers. The Compensation Committee has engaged Watson Wyatt, an independent executive compensation consultant, to help the Committee develop and review compensation programs for Company executives. The Compensation Committee met seven times during 2008.

The Executive Committee currently consists of Messrs. Cremin (Chairman), Clearman, Franceschini and Leitman. The Executive Committee reviews situations that might, at some future time, become items for consideration of the entire Board of Directors and acts on behalf of the entire Board of Directors between its meetings. The Executive Committee did not meet during 2008.

The Nominating & Corporate Governance Committee currently consists of Messrs. Burns (Chairman), Cline and Franceschini, each of whom is independent in accordance with applicable NYSE listing standards. The Nominating & Corporate Governance Committee recommends director candidates to the entire Board, oversees the evaluation of the Board of Directors and Company management, develops and monitors corporate governance principles, practices and guidelines for the Board of Directors and the Company, and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the Company’s website at http://www.esterline.com/governance. The Nominating & Corporate Governance Committee met four times during 2008.

The Strategy & Technology Committee currently consists of Messrs. Pierce (Chairman), Haack, Larson and Morris. The Technology Committee reviews and makes recommendations to the Board of Directors regarding business and technology acquisition opportunities, monitors and evaluates the execution and performance of significant new product and technology launches, and monitors and evaluates the Company’s research and development programs. The Technology Committee met eight times during 2008.

Director Nominations and Qualifications

In accordance with the Company’s By-Laws, as amended and restated, any shareholder entitled to vote for the election of directors at the annual meeting may nominate persons for election as directors at the 2010 annual shareholders meeting only if the Corporate Secretary receives written notice of any such nominations no earlier than October 4, 2009, and no later than November 3, 2009. Such nominations should be sent to: Esterline Technologies Corporation, Attn: Corporate Secretary, 500 108th Avenue NE, Suite 1500, Bellevue, WA 98004. Any shareholder notice of intention to nominate a director shall include:

•	the name and address of the shareholder;

•	a representation that the shareholder is entitled to vote at the meeting at which directors will be elected;

•	the number of shares of the Company that are beneficially owned by the shareholder;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the following information with respect to the person nominated by the shareholder:

•	name and address;

•	other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated by the SEC; and

•	a description of any arrangements or understandings between the shareholder and the nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of each such nominee to serve as a director if elected.

The Chairman of the Board, other directors or senior management of the Company may also recommend director nominees. The Nominating & Corporate Governance Committee will evaluate recommended director nominees, including those that are submitted to the Company by a shareholder, taking into consideration certain criteria such as business and community service skills and experience, policy-making experience, record of accomplishments, personal integrity and high moral responsibility, capacity to evaluate strategy and reach sound conclusions and current Board composition. In addition, prospective directors must have time available to devote to Board activities and be able to work well with the Chief Executive Officer and other members of the Board.

The Company did not receive any shareholder nominations for director to be considered by the Nominating & Corporate Governance Committee for the 2009 annual shareholders meeting.

Communications with the Board

Shareholders, and other interested parties, may contact Mr. Clearman, as the Lead Independent Director, the non-management directors as a group, the Board of Directors as a group or an individual director by the following means:

Email:	boardofdirectors@esterline.com

Mail:	Board of Directors
Attn: Lead Independent Director or Corporate Secretary
Esterline Technologies Corporation
500 108th Avenue NE, Suite 1500
Bellevue, WA 98004

Each communication should clearly specify the name of the individual director or group of directors to whom the communication is addressed. Communications sent by email are delivered directly to the Lead Independent Director and to the Corporate Secretary, who will promptly forward such communications to the specified director addressees. Communications sent by mail will be promptly forwarded by the Corporate Secretary to the specified director addressee or, if such communication is addressed to the full Board of Directors, to the Chairman of the Board and the Lead Independent Director, who will promptly forward such communication to the full Board of Directors. Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2010 annual shareholders meeting should follow the procedures specified under “Shareholder Proposals for 2010” below. Shareholders wishing to nominate or recommend directors should follow the procedures specified under “Other Information as to Directors—Director Nominations and Qualifications” above.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to its accounting and financial employees, including the Chief Executive Officer and Chief Financial Officer. This code of ethics, which is included as part of the Company’s Code of Business Conduct and Ethics that applies to the Company’s employees and directors, is posted on the Company’s website at http://www.esterline.com/governance. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to or waiver from application of the code of ethics provisions of the Code of Business Conduct and Ethics that applies to the Chief Executive Officer or the Chief Financial Officer, and any other applicable accounting and financial employee, by posting such information on its website at http://www.esterline.com/governance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock as of January 6, 2009, by (i) each person or entity who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s Named Executive Officers and (iv) all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
Dimensional Fund Advisors LP 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401	2,301,712	(3)	7.8%
Barclays Global Investors N.A. 45 Fremont Street, San Francisco, CA 94105	2,066,385	(4)	7.0%
Robert W. Cremin	318,351	(5)	1.1%
Larry A. Kring	174,325	(5)	*
Robert D. George	136,925	(5)	*
Stephen R. Larson	76,725	(5)	*
Frank E. Houston	44,075	(5)	*
John F. Clearman	19,322		*
Jerry D. Leitman	17,988		*
Lewis E. Burns	15,280		*
Robert S. Cline	9,690		*
James L. Pierce	8,280		*
Anthony P. Franceschini	6,908		*
Charles R. Larson	5,118		*
James J. Morris	3,134		*
Paul V. Haack	2,667		*
Directors, nominees and executive officers as a group (17 persons)	912,974	(5)	3.0%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each of the shareholders named in this table is Esterline Technologies Corporation, 500 108th Avenue NE, Bellevue, Washington 98004.

(2)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of Common Stock subject to options currently exercisable or exercisable within 60 days after January 6, 2009, are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of January 6, 2009, there were 29,689,453 shares of Common Stock outstanding. Unless otherwise indicated in the footnotes to this table, the person and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3)

The information on the number of shares held is based upon a Schedule 13F filed on October 30, 2008, and a Schedule 13G filed on February 6, 2008, on behalf of Dimensional Fund Advisors LP (formerly Dimensional Fund Advisors Inc.) (“Dimensional”). Based upon such filing, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. These investment companies and investment vehicles are the “Funds.” In its role as investment advisor or investment manager, Dimensional possessed sole voting and investment power over all of the shares. The Funds own all of the shares, and Dimensional disclaims beneficial ownership of such shares.

(4)

The information on the number of shares held is based on a Schedule 13F filed on November 12, 2008 on behalf of Barclays Global Investors, N.A., Barclays Global Fund Advisors and Barclays Global Investors, Ltd. (collectively, “Barclays Investors”). According to such filing, Barclays Investors beneficially owns 2,066,385 shares.

(5)

Includes shares subject to options granted under the Company’s Amended and Restated 1997 Stock Option Plan and the Company’s 2004 Equity Incentive Plan which are exercisable currently or within 60 days of January 6, 2009, as follows: Mr. Cremin, 314,325 shares; Mr. Kring, 153,925 shares; Mr. George, 135,925 shares; Mr. Larson, 74,725 shares; Mr. Houston, 44,075 shares; and directors, nominees and executive officers as a group, 796,050 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors works to provide our executives with competitive compensation opportunities that reward good performance and promote shareholder interests. The Committee currently consists of Messrs. Leitman (Chairman), Burns and Clearman, each of whom is independent in accordance with applicable NYSE listing standards and rules of the Securities and Exchange Commission.

We base our executive compensation practices on principles designed to align executive compensation with Company business strategy, management initiatives, financial objectives and performance. In applying these principles, the Committee has established an executive compensation program to:

•	Attract and retain key executives critical to the success of the Company;

•	Support a performance-oriented environment that rewards both the Company’s annual financial results and its longer-term achievements as compared to market benchmarks; and

•	Reward executives for long-term strategic management and the enhancement of shareholder value.

The Committee applies the same philosophy, objectives, and methods for establishing the CEO’s compensation as it does for all other executive officers. The Committee and the full Board approve all officer compensation programs and they establish individual pay levels for all executive officers.

Compensation Program Components

We believe the components of our compensation program provide an appropriate mix of fixed and variable pay; balance shorter-term operational performance with long-term increases in shareholder value; reinforce a performance-oriented environment; and encourage recruitment and retention of our key executives. The Committee reviews the executive compensation program annually and makes adjustments as appropriate to meet Company objectives. In fiscal 2008, our executive compensation program had the following principal components:

•	Base salary, which is fixed annual cash compensation that is competitive with market salary levels for the skills and experience necessary to lead the Company.

•

Annual cash incentive, which provides cash incentive awards based on Company performance against specific targets, with the purpose of motivating and rewarding achievement of our critical yearly strategic and financial goals, thus fostering a performance-oriented environment.

•

Long-term incentives through the combination of stock option grants and a cash-based long-term incentive program, which align officers’ interests with those of our shareholders, motivate and reward profitable Company growth over the long-term, and provide a retention incentive.

•

Retirement earnings opportunities through a 401(k) savings plan, a traditional pension plan, and two supplemental executive retirement and deferred compensation programs which provide competitive retirement benefits, encourage retention and allow executives to save for their retirement and to defer taxation.

•

Limited perquisites mainly involving automobile allowances and financial planning advisory services that are common in the marketplace and that allow executives to focus more of their time on achieving the Company’s goals and objectives.

•	Change in control agreements with common terms that encourage officers to remain focused on Company business in the event of rumored or actual change in corporate control.

Determination of Compensation Levels

Competitiveness

To attract and retain key executives, the Committee annually reviews the executive labor market in which we compete for talent. With the help of Watson Wyatt Worldwide, an independent executive compensation consultant, the Committee compares compensation levels for our executives to the compensation paid to executives of comparable companies in the market in which we compete for employees.

In determining fiscal 2008 compensation, the Committee relied on the following published surveys to gain an understanding of the market for positions of comparable responsibility:

•

2007/2008 Watson Wyatt Top Management Compensation Report – Durable Goods Manufacturing Data. This survey covers 440 companies. Regression (trend-line) analysis is used to extrapolate compensation salary and annual incentive values for revenues comparable to those managed by our executives.

•

2007 Mercer Executive Survey – Durable Goods Manufacturing Data. This survey covers 274 companies. Regression (trend-line) analysis is used to extrapolate compensation values for revenues comparable to those managed by our executives.

•

2007/2008 Watson Wyatt Top Management Compensation Report – General Industry Long Term Incentives annual multiple tables. This survey covers 223 companies and reports long-term incentive values for 2,236 executives as a multiple of base salary for various base salary levels.

The Committee reviewed and compared the executives’ aggregate target direct compensation (base salary, short- and long-term incentives) against the aggregate compensation offered to executives in the market surveys. In doing so the Committee reviews 25th, 50th and 75th percentile values. For further information as to the Committee’s use of these market reference points, see the discussion below concerning each compensation component.

Components of Executive Officer Compensation

When the Committee evaluates any significant component of an executive officer’s total compensation, it considers the aggregate amounts and mix of all components in making its decision. For fiscal 2008, the Committee reviewed all components of compensation for each executive officer to get a complete picture of the total compensation opportunities awarded, including base salary, short-term incentive compensation, long-term incentive compensation, retirement earnings opportunities, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, and the earnings and the potential payout obligations under change in control scenarios. Based on this review, the Committee determined that the executive officers’ total compensation opportunities were competitive, reasonable and not excessive.

The Committee believes the executive compensation program should be structured so that the payouts from the annual incentive plan and the cash-based long-term incentive plan relate closely to the Company’s performance. Accordingly, in fiscal 2008, the Committee provided executives with compensation packages that, in addition to base salary, would pay cash incentives of up to 114.8% of base salary for achieving target Company performance.

In developing and reviewing the Company’s executive incentive programs, the Committee has analyzed the business risks inherent in program designs to ensure they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of shareholder interests. The Committee is satisfied that the plan designs are conservative in this respect and that together the compensation components work as a check and balance to ensure executive incentives are fully consistent with shareholder interests. For example, the annual incentive compensation plan’s goal to maximize current year earnings per share is balanced by the Company’s long-term incentive plan that measures growth in earnings per share over a three-year period, and by stock option grants that vest incrementally over four years, and that have the potential to increase in value over the full ten-year term of the grant. Thus, these longer term programs deter any appreciable risk that executives would maximize current year earnings in a manner that would impair the Company’s future results.

Base Salary

The Committee targets base salaries to be competitive in light of relative performance of other organizations in the marketplaces in which we compete for key executive officers. Based on the salary surveys listed above, and with the assistance of Watson Wyatt Worldwide, the Committee has developed and maintains a salary structure for the executive positions that defines a range of salary opportunities for each position. The range takes into account competitive norms, scope and complexity of responsibilities, internal equity, and the Company’s financial condition.

Actual salaries are based on the qualifications, experience and sustained individual performance of the executive. The Committee also solicits and considers the CEO’s recommendations for salary decisions concerning other executive officers. The Board sets all executive base salaries, including that of the CEO, based on the factors outlined in this section and on the Committee’s recommendations. In addition, the Board conducts an annual performance evaluation of the CEO, the results of which significantly contribute to Board decisions concerning CEO compensation. Due to the significant experience of our executive group, aggregate base salaries fall about halfway between the 50th and 75th percentiles of competitive reference point values. For fiscal 2008, the Board approved base salary increases for executives ranging from 3.83% to 8.77%. In March 2008, Mr. Kring announced his intention to retire at the end of the calendar year and the Board approved a phased transition plan for him. Accordingly, Mr. Kring’s base salary was reduced by 40% in April 2008 to correspond with his reduced responsibilities.

Annual Incentive Compensation Plan

We provide executives with annual incentive award opportunities contingent upon meeting pre-defined financial goals for the year. The purpose of the annual incentive plan is to encourage our officers to make prudent decisions that will strengthen current year financial results for shareholders.

For fiscal 2008, the Committee identified a target award amount of annual incentive compensation for each participant expressed as a percentage of base salary. This percentage varied in proportion to the level of the individual executive’s responsibility within the Company and took into account the comparative median (50th percentile) incentive compensation percentages from compensation surveys. The target award amount was not guaranteed, but reflected what would be payable if targeted results were achieved. The following table shows the fiscal 2008 target award amount for each named executive officer under our annual incentive plan:

Executive	Title	Target Annual Incentive Compensation as % of Base Salary
Robert W. Cremin	Chairman, President and Chief Executive Officer	60%
Robert D. George	Vice President, Chief Financial Officer, Secretary and Treasurer	40%
Frank E. Houston	Group Vice President	35%
Larry A. Kring	Group Vice President	40%
Stephen R. Larson	Vice President, Strategy and Technology	40%

No executive was eligible to receive annual incentive compensation unless the Company achieved a minimum level of performance recommended by the Committee and approved by the Board. Upon achievement of the minimum performance level, each executive would earn 25% of his target award amount, which amount increased in correlation with Company performance up to a maximum of 200% of the target award.

After award amounts were computed for fiscal 2008, the Committee had discretion under plan terms to adjust the actual amount paid to each executive upward or downward by as much as 25% of the greater of the executive’s computed award and the executive’s target award amount to reflect the executive’s individual contribution to the achievement of the Company’s performance goals. The Committee seldom makes such adjustments and did not make any to the award amounts for fiscal 2008. This discretionary adjustment authority does not apply to CEO awards or those for any other executive if the award is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

For fiscal 2008, the Committee selected earnings per share as the sole financial performance goal for the annual incentive compensation plan, because earnings performance is the primary criterion on which short-term Company success is measured by shareholders and stock market analysts. The earnings per share calculation for purposes of the plan is based on all operating earnings, thus earnings related to a discontinued operation that was divested in November 2008 were included. The plan’s earnings per share goal was $3.02. The Committee recommended and the Board approved a minimum performance level of 70% of the earning per share goal before any executive would earn an award, and a maximum ceiling of 130% of the earnings per share goal, above which no further award would be earned. Actual earnings per share achieved was $4.03, which was equal to 133% of the earnings per share goal, resulting in a payout of 200% of the targeted amounts. These amounts are reflected in the Summary Compensation Table for Fiscal 2008 included in this proxy statement. Mr. Kring’s annual incentive compensation award was proportionate to his base salary change, as explained in the section above.

Long-Term Incentives

We believe that the combination of a cash-based long-term incentive plan (LTIP) and stock option grants provide executives with competitive long-term incentive opportunities. The LTIP and stock option grants are designed to work in concert with other executive compensation elements to:

•	Focus executives on increasing total shareholder returns over the long term by concentrating on key drivers of share price;

•	Encourage executives to take reasonable, long-term business investment risks by measuring performance over multiple years; and

•	Encourage profitable growth and effective use of assets in achieving growth goals.

Based on compensation survey data and Committee recommendations, the Board assigned each participating executive a target award value to be delivered through options and the LTIP. This value varies in proportion to the level of the individual executive’s responsibility within the Company and takes into account the comparative median (50th percentile) incentive compensation percentages from compensation surveys. Those survey values have generally increased since last year and prior years, due to the strong trend toward performance-based compensation for corporate executives. Accordingly, for fiscal 2008, the Committee recommended and the Board approved higher target award values for each of the persons listed in the Summary Compensation Table in this Proxy Statement (the “Named Executive Officers”) with increases ranging from 10% to 21%. The long-term incentive target award values to be delivered through options and the LTIP for each of our Named Executive Officers for fiscal 2008 were as follows:

Executive	Title	Target Annual Award Value for Options and Cash LTIP as % of Base Salary
Robert W. Cremin	Chairman, President and Chief Executive Officer	245%
Robert D. George	Vice President, Chief Financial Officer, Secretary and Treasurer	140%
Frank E. Houston	Group Vice President	105%
Larry A. Kring	Group Vice President	175%
Stephen R. Larson	Vice President, Strategy & Technology	130%

For Mr. Cremin and Mr. Kring, the allocation of the long-term incentive target award value for fiscal 2008 was 70% to stock options and 30% to LTIP. For other executives, the allocation for fiscal 2008 was 60% to stock options and 40% to LTIP. Based on advice from Watson Wyatt, the Committee determined the number of options for each grant by dividing the dollar value of the award by the appropriate Black-Scholes value of our stock options on the date of grant. The Black-Scholes value was $19.90 per share. The stock options granted to the Named Executive Officers in fiscal 2008 are disclosed in the Grants of Plan-Based Awards Table for Fiscal 2008 included in this proxy statement.

Cash-Based Long-Term Incentive Plan

For fiscal 2008, the Board continued the LTIP first adopted in fiscal 2005, pursuant to Committee recommendation. In this plan, a new LTIP performance period begins with each fiscal year and extends for three years. Accordingly, there are three overlapping LTIP performance periods running at any given time: one in the first year of a plan cycle, another in the second year of an earlier cycle, and a third in the final year of an earlier cycle.

In December 2007, the Board assigned each participating executive a target award value for the 2008-2010 performance cycle based on compensation survey data and on Committee recommendations, as discussed above. The target award value is not guaranteed, but reflects what will be payable if the Company achieves established performance goals. Actual awards paid may be larger or smaller than target awards depending on Company performance results measured over the three-year period. Earning opportunities range from 0% to 400% of target award values. Payments are made in cash.

There are two performance goals under the LTIP: (1) growth in earnings per share (10% target for the 2006-2008 performance cycle); and (2) return on invested capital (6.0% target for the 2006-2008 performance cycle). Payout amounts under the LTIP are determined based on the level of achievement of each of these two performance goals relative to each other, pursuant to a matrix where earnings per share growth is one axis and return on invested capital is the other axis. For purposes of the LTIP, (1) growth in earnings per share is calculated as the compound annual growth rate measured from the beginning of the base year to the end of the last year in a given performance cycle; and (2) return on invested capital is calculated as net income (before extraordinary items) divided by the monthly average invested capital during the corresponding fiscal year, averaged over the applicable performance period and expressed as a percentage. The Board selected these two goals for the LTIP based on the results of a 2005 study performed by an independent executive compensation consulting firm that showed a strong correlation between these two measures and sustained shareholder returns for companies in the S&P SmallCap 600 Index, such as ours. Similarly, the performance targets established by the Board for the 2008-2010 performance cycle are consistent with long-term market median performance, inclusive of SFAS 123R option expenses: 10% earnings per share growth and 6.0% return on invested capital.

LTIP payments were made in early fiscal 2009 for the 2006-2008 performance cycle. For awards under the 2006-2008 performance cycle to have equaled 400% of target amounts, earnings per share would have needed to grow by 32% and return on invested capital would have needed to equal 10%. Actual achievement of the growth in earnings per share goal was 25.9% and actual achievement of the return on invested capital goal was 7.1%. The earnings growth component was calculated based on all operating earnings including those of a discontinued operation, as detailed in the Annual Incentive Compensation section above. Accordingly, executives were paid 225.3% of their respective target amounts. These amounts are reflected in the Summary Compensation Table for Fiscal 2008 in this proxy statement.

Stock Options

The Board grants options based on Committee recommendations, with an exercise price equal to the closing price of our Common Stock on the date of grant, and the options become exercisable over time. Typically, each grant vests on an annual basis ratably over four years, and continues to be exercisable until ten years from the date granted. The options provide incentive for the creation of shareholder value over the long term, because the executives cannot realize the full benefit of the options unless our Common Stock price appreciates during the option term.

Generally, the Board grants stock options to executives once per year in December when it reviews other aspects of executive compensation. The Committee may also recommend option grants at other appropriate times, such as in connection with promotions. On March 20, 2008, pursuant to delegation from the Board, the Committee made a special grant to Mr. Kring in recognition of his many contributions to the Company’s success and of his announced intention to retire. The grant was for 20,000 shares all of which vested on his last day of service, which was December 31, 2008. The grant provides a post-retirement exercise period of five years.

Other Benefits and Programs

Executive officers are allowed to participate in the Company’s standard benefit programs that are generally available to other employees, including medical, dental, life, disability, pension, 401(k), employee assistance, and similar retirement and health and group insurance plans.

In addition, each of our executive officers is eligible to participate in a supplemental executive retirement pension plan that permits benefits to be earned on compensation that is in excess of certain statutory limits that apply to the pension plan, as more fully described in the Pension Benefits section of this proxy statement. Executive officers are also eligible to participate in an executive supplemental retirement and deferred compensation plan that allows participants to defer compensation in excess of certain statutory limits in the tax-qualified 401(k) plan and provides a Company match on deferred compensation amounts that exceed certain limits in the tax-qualified 401(k) plan, allowing executives to earn an equivalent portion in Company matching funds as that available to the general workforce in the tax-qualified plan, as more fully described in the Nonqualified Deferred Compensation Section of this proxy statement.

Executive officers also receive automobile allowances based on competitive market benchmarks, as do the Company’s subsidiary presidents and certain sales personnel. Similarly, some executive officers have qualified for relocation benefits under standard Company policy. In certain cases, those benefits have been enhanced somewhat to expedite an officer’s relocation or to take advantage of certain tax management opportunities pertaining to real estate closing costs. These enhancements are also available to other management employees, when appropriate. Certain executive officers and other senior managers also receive limited financial planning services at Company expense. The value of these items is disclosed in the Summary Compensation Table for Fiscal 2008 and accompanying notes.

Termination Protection Agreements

In order to ensure key officers will always have their full energy and attention focused on the best interests of the Company’s stakeholders, we have entered into change in control termination protection agreements with our officers, including the Named Executive Officers, as more fully described in the Termination of Employment and Change in Control Arrangements section of this proxy statement. These are designed to induce them to remain in the employ of the Company or any successor company in the event of certain changes in ownership or control by assuring compensation benefits if an officer is terminated without cause or resigns for good reason, as those terms are defined in the agreements. In preparing the compensation disclosure for the 2008 proxy statement, the Company discovered an error in the agreements’ formulation of payment to the executive for the balance of the year in which a change of control event occurs. It subsequently corrected the faulty language with authorization from the Board, the effect of which was to increase potential payments to the executives in accordance with the Board’s original intent. See the Termination of Employment and Change in Control Arrangements section that follows for further detail.

2004 Equity Incentive Plan

All options held by our officers, including the Named Executive Officers, issued pursuant to the Company’s 2004 Equity Incentive Plan will become immediately vested and exercisable upon the consummation of certain events constituting a change in control of the Company. In addition, such options will become immediately vested and exercisable if not assumed or continued, in the event of certain corporate transactions.

Stock Ownership Guidelines

The Committee believes its performance-based compensation programs strongly align executive interests with those of Company shareholders and that requiring further investment by the executive officers in the Company is neither necessary nor desirable. Accordingly, we have not implemented formal stock ownership guidelines for our executives. The Committee periodically reconsiders this subject to ensure the executives’ interests are consistent with the Company’s shareholders.

Tax Considerations

We considered the tax ramifications of the change in control termination protection agreements with our officers under Section 280G and Section 4999 of the Internal Revenue Code. To preserve our tax deduction in connection with the payments payable under these agreements and to avoid an excise tax for our officers, the agreements generally provide that in the event any payments under the agreements are considered to be “excess parachute payments” under Section 280G, either alone or together with other payments from us, the payments will be reduced so that the payments will not be treated as “excess parachute payments.” However, this payment reduction will only take place if the reduction would provide to the officer a greater net, after-tax benefit than he or she would receive if the payments were not subject to the reduction.

In addition, we considered the impact of Section 409A of the Internal Revenue Code on our compensation programs. Section 409A imposes tax penalties on certain nonqualified deferred compensation arrangements. We operate our covered arrangements in a manner intended to avoid the adverse tax treatment under Section 409A. Certain amendments have been made to covered arrangements in this regard.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on that review and discussion, the Committee has recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

JERRY D. LEITMAN, CHAIRMAN

LEWIS E. BURNS

JOHN F. CLEARMAN

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee during the 2008 fiscal year, each of who was listed in “Board and Board Committees - Compensation Committee” were independent directors and no member was an employee or former employee. No Compensation Committee member had any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during the 2008 fiscal year.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which presents the objectives of our executive compensation and benefits programs.

Summary Compensation Table for Fiscal 2008

The table below summarizes certain compensation information for fiscal 2008 for our Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers of the Company who were serving as executive officers at the end of fiscal 2008 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compen-sation ($) (2)	Change in Pension Value & Nonqual- ified Deferred Compen- sation Earnings ($) (3)	All Other Compen- sation ($) (4)	Total ($)
Robert W. Cremin	2008	$849,231	$2,002,820	$2,044,380	$176,024	$74,931	$5,147,386
Chairman, President and Chief Executive Officer	2007	793,077	1,741,845	2,028,580	146,859	64,668	4,775,029

Robert D. George	2008	408,692	466,215	695,145	—	33,462	1,603,514
Vice President, Chief Financial Officer, Secretary and Treasurer	2007	381,538	397,446	691,295	40,827	28,790	1,539,896

Frank E. Houston	2008	311,635	300,702	419,770	—	32,008	1,064,115
Group Vice President	2007	281,538	293,679	408,570	29,716	27,654	1,041,157

Larry A. Kring (5)	2008	385,408	988,013	677,537	17,228	37,322	2,105,508
Group Vice President	2007	464,808	681,372	759,295	60,590	37,721	2,003,786

Stephen R. Larson	2008	374,519	394,831	600,155	93,714	37,052	1,500,271
Vice President, Strategy & Technology	2007	351,538	338,996	597,605	123,741	32,405	1,444,285

(1)

Represents the compensation costs that we recognized in fiscal 2008 for the awards granted in fiscal 2008 and in prior fiscal years, calculated in accordance with SFAS 123R on the same basis used for financial reporting purposes for fiscal 2008. Assumptions used to calculate these amounts are included in Note 12, “Employee Stock Plans,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2008.

(2)

Represents amounts earned in fiscal 2008 under the annual incentive plan and the 2006-2008 performance cycle under the LTIP. Amounts earned under the annual incentive plan were: Mr. Cremin, $1,008,000; Mr. George, $323,400; Mr. Houston, $217,000; Mr. Kring, $305,792; Mr. Larson, $296,000. Amounts earned under the 2006-2008 performance cycle under the LTIP were: Mr. Cremin, $1,036,380; Mr. George, $371,745; Mr. Houston, $202,770; Mr. Kring, $371,745; Mr. Larson, $304,155.

(3)

Represents the annual increase in the actuarial present value of accumulated benefits under our Pension Plan and Supplemental Executive Retirement Plans (SERP – Pre 2005 and 2005+). For Mr. George the Change in Pension Value was $(31,161) and for Mr. Houston the Change in Pension Value was $(55,359).

(4)

Includes financial planning services, automobile allowance, airline club memberships, cost of an annual physical, and match payments under the Company’s 401(k) plan (Mr. Cremin, $6,900; Mr. George, $6,900; Mr. Houston, $6,900; Mr. Kring, $6,900; Mr. Larson, $6,900) and the Company’s Supplemental Executive Retirement & Deferred Compensation Plan (Mr. Cremin, $48,817; Mr. George, $15,063; Mr. Houston, $8,959; Mr. Kring, $13,836; Mr. Larson, $13,216).

(5)

Mr. Kring announced his retirement effective December 31, 2008. Effective April 14, 2008 and as a result of his pending retirement, Mr. Kring’s title changed from Senior Group Vice President to Group Vice President.

Grants of Plan-Based Awards Table for Fiscal 2008

The following table provides information regarding grants of plan-based awards to the Named Executive Officers under our 2008 Annual Incentive Compensation Plan, LTIP and the 2004 Equity Incentive Plan during fiscal 2008.

Name	Grant Date		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Robert W. Cremin	—	(1)	$126,000	$504,000	$1,008,000	—	$—	$—
	—	(2)	—	617,000	2,468,000	—	—	—
	12/06/07	(3)	—	—	—	72,400	53.00	2,094,825
Robert D. George	—	(1)	40,425	161,700	323,400	—	—	—
	—	(2)	—	226,000	904,000	—	—	—
	12/06/07	(3)	—	—	—	17,100	53.00	494,772
Frank E. Houston	—	(1)	27,900	108,500	217,000	—	—	—
	—	(2)	—	130,000	520,000	—	—	—
	12/06/07	(3)	—	—	—	9,800	53.00	283,554
Larry A. Kring	—	(1)	48,800	195,200	390,400	—	—	—
	—	(2)	—	265,000	1,060,000	—	—	—
	12/06/07	(3)	—	—	—	30,100	53.00	870,915
	03/20/08	(4)	—	—	—	20,000	50.79	214,792
Stephen R. Larson	—	(1)	37,000	148,000	296,000	—	—	—
	—	(2)	—	192,000	768,000	—	—	—
	12/06/07	(3)	—	—	—	14,500	53.00	419,544

(1)

This shows the potential value of the payout for each Named Executive Officer under the 2008 Annual Incentive Compensation Plan if the threshold, target or maximum goals are satisfied. The potential payouts are performance driven and therefore completely at risk. The business measurements, performance goals and calculation for determining the payout are described in the Compensation Discussion and Analysis section of this proxy statement. Actual amounts earned are disclosed in the Summary Compensation Table for Fiscal 2008.

(2)

This shows the potential value of the payout for each Named Executive Officer under the LTIP if the target or maximum goals of the 2008-2010 performance cycle are satisfied. There is no threshold for this award. The potential payouts are performance driven and therefore completely at risk. The business measurements, performance goals and calculation determining the payout are described in the Compensation Discussion and Analysis section of this proxy statement.

(3)

The grants were made pursuant to the Company’s 2004 Equity Incentive Plan. The exercise price of the options is equal to the closing price of the Common Stock on the date of grant. The options vest at the rate of twenty-five percent per year on each of the first four anniversaries of the date of grant.

(4)

The grant was made pursuant to the Company’s 2004 Equity Incentive Plan. The exercise price of the options is equal to the closing price of the Common Stock on the date of grant. The options vested in full on his last day of service, which was December 31, 2008.

Annual Incentive Compensation Plan and LTIP

Payments under the 2008 Annual Incentive Compensation Plan and the LTIP are tied to key measures of corporate performance relating to the following financial objectives: earnings per share, growth in earnings per share and return on invested capital. For additional information regarding the 2008 Annual Incentive Compensation Plan and the LTIP, please refer to the Compensation Discussion and Analysis section of this proxy statement.

2004 Equity Incentive Plan

Equity awards to our executive officers consist of stock options granted under the Company’s 2004 Equity Incentive Plan. Stock options have a term of ten years and typically vest in equal annual installments over the period from the date of grant until the fourth anniversary of the date of grant. On March 20, 2008, pursuant to delegation from the Board, the Committee made a special grant to Mr. Kring in recognition of his many contributions to the Company’s success and of his announced plan to retire. The grant was for 20,000 shares all of which vested on his last day of service, which was December 31, 2008. The grant provides a post-retirement exercise period of five years. The exercise price for all stock options is equal to the closing price of the Common Stock on the date of grant.

Fixed Cash Compensation in Proportion to Total Compensation

The proportion of fixed cash compensation (salary plus certain benefits) compared to total compensation varies somewhat among the Named Executive Officers. Specifically, allocation among the different components of compensation varies based on the position and level of responsibility, and on market data provided by Watson Wyatt that reflects the practices of other companies. For example, those Named Executive Officers with the greater ability to influence our performance will have a higher level of at-risk compensation in the form of an increased percentage of total compensation in stock options and cash-based incentive plan target awards. The lower the level of influence of an executive, the higher the percentage of their total compensation is in the form of base salary with a correspondingly lower percentage of stock options and cash-based incentive plan target awards. In general, the proportion of at-risk compensation increases with base salary level, which usually indicates relative scope and level of responsibility, such that those with higher salaries also have more of their total compensation at risk. Accordingly, executive compensation for higher-level executives is set to align closely with shareholder and Company long-term shared interests. In fiscal 2008, the percentage of fixed cash compensation as compared to total compensation was 18% and 21% for the Chief Executive Officer and the most senior Group Vice President, respectively. For the other Named Executive Officers, the percentage of fixed cash compensation as compared to total compensation ranged between 28% and 32%.

Outstanding Equity Awards Table at Fiscal Year End for 2008

The following table summarizes the total outstanding equity awards held as of October 31, 2008, by each of the Named Executive Officers.

Name	Grant Date		Option Awards
			Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date
			Exercisable (#)	Unexercisable (#)
Robert W. Cremin	1/18/01	(1)	30,000	—	$27.90	01/18/11
	12/5/02	(1)	40,000	—	17.90	12/05/12
	12/4/03	(1)	55,000	—	23.85	12/04/13
	12/9/04	(1)	33,750	11,250	34.30	12/09/14
	6/2/05	(1)	24,000	8,000	38.90	06/02/15
	12/8/05	(1)	38,750	38,750	38.98	12/08/15
	12/7/06	(1)	22,050	66,150	38.91	12/07/16
	12/6/07	(1)	—	72,400	53.00	12/06/17
Robert D. George	6/10/99	(1)	5,000	—	13.25	06/10/09
	12/9/99	(1)	15,000	—	11.38	12/09/09
	6/8/00	(1)	25,000	—	14.75	06/08/10
	12/6/00	(1)	10,000	—	21.31	12/06/10
	12/6/01	(1)	15,000	—	15.82	12/06/11
	12/5/02	(1)	10,000	—	17.90	12/05/12
	12/4/03	(1)	12,000	—	23.85	12/04/13
	12/9/04	(1)	9,000	3,000	34.30	12/09/14
	6/2/05	(1)	4,125	1,375	38.90	06/02/15
	12/8/05	(1)	8,750	8,750	38.98	12/08/15
	12/7/06	(1)	5,200	15,600	38.91	12/07/16
	12/6/07	(1)	—	17,100	53.00	12/06/17
Frank E. Houston	6/8/04	(1)	10,000	—	26.24	06/08/14
	3/29/05	(1)	18,750	6,250	33.77	03/29/15
	12/8/05	(1)	4,750	4,750	38.98	12/08/15
	12/7/06	(1)	2,875	8,625	38.91	12/07/16
	12/6/07	(1)	—	9,800	53.00	12/06/17
Larry A. Kring	12/6/00	(1)	15,000	—	21.31	12/06/10
	12/6/01	(1)	20,000	—	15.82	12/06/11
	12/5/02	(1)	10,000	—	17.90	12/05/12
	12/4/03	(1)	17,000	—	23.85	12/04/13
	12/9/04	(1)	11,250	3,750	34.30	12/09/14
	6/2/05	(1)	9,225	3,075	38.90	06/02/15
	12/8/05	(1)	14,450	14,450	38.98	12/08/15
	12/7/06	(1)	9,250	27,750	38.91	12/07/16
	12/6/07	(1)	—	30,100	53.00	12/06/17
	3/20/08	(2)	—	20,000	50.79	03/20/18
Stephen R. Larson	12/6/01	(1)	15,000	—	15.82	12/06/11
	12/5/02	(1)	10,000	—	17.90	12/05/12
	12/4/03	(1)	12,000	—	23.85	12/04/13
	12/9/04	(1)	9,000	3,000	34.30	12/09/14
	6/2/05	(1)	1,950	650	38.90	06/02/15
	12/8/05	(1)	7,500	7,500	38.98	12/08/15
	12/7/06	(1)	4,450	13,350	38.91	12/07/16
	12/6/07	(1)	—	14,500	53.00	12/06/17

(1)	Options vest and become exercisable in four equal annual installments beginning on the first anniversary of the grant date.

(2)	Options vested and became exercisable in full on his last day of service, which was December 31, 2008.

Option Exercises in Fiscal 2008

The following table summarizes the option awards exercised during fiscal 2008 for each of the Named Executive Officers.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Robert W. Cremin	90,000	$3,594,621
Robert D. George	—	—
Frank E. Houston	—	—
Larry A. Kring	—	—
Stephen R. Larson	30,000	1,332,943

(1)	Represents the difference between the exercise price and the fair market value of our Common Stock on the date of exercise.

Retirement Benefits

Pension Benefits for Fiscal 2008

The table below provides information as of October 31, 2008, regarding the number of years of credited service, the present value of accumulated benefits payable at normal retirement age, and any payments made during the last fiscal year with respect to the Esterline Technologies Retirement Plan (the “Pension Plan”), the Esterline Corporation Supplemental Retirement Income Plan for Key Executives (the “SERP Pre 2005”), and the Esterline Technologies Corporation Supplemental Retirement Income Plan (the “SERP 2005+”). Esterline froze the SERP Pre 2005 plan on December 31, 2004 and the SERP 2005+ plan became effective January 1, 2005. No payments were made from these plans to any of the Named Executive Officers during fiscal 2008.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Robert W. Cremin	Pension Plan	30	$1,053,230	$—
	SERP Pre 2005 (2)	29.5	2,041,449	—
	SERP 2005+ (2)	3.98	2,363,062	—

	Total		$5,457,741	$—

Robert D. George	Pension Plan	10.83	$101,707	$—
	SERP Pre 2005	7	63,067	—
	SERP 2005+	3.83	112,800	—

	Total		$277,574	$—

Frank E. Houston	Pension Plan	22.83	$322,321	$—
	SERP Pre 2005	N/A	—	—
	SERP 2005+	3.59	41,220	—

	Total		$363,541	$—

Larry A. Kring	Pension Plan	15.24	$375,948	$—
	SERP Pre 2005	11.4	390,872	—
	SERP 2005+	3.83	421,014	—

	Total		$1,187,834	$—

Stephen R. Larson	Pension Plan	28.83	$703,186	$—
	SERP Pre 2005	25	618,699	—
	SERP 2005+	3.83	442,285	—

	Total		$1,764,170	$—

(1)

The assumptions and methodology used in calculating the estimated present values shown in this column are generally consistent with those used and disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008, except that the Named Executive Officers are assumed to retire at their earliest unreduced retirement age (age 65) or their current age, if later, and no pre-retirement terminations or deaths are assumed to occur. Also, no additional compensation or service is assumed beyond the October 31, 2008, calculation date. The specific relevant assumptions include a discount rate of 8.375% and post-retirement mortality based on the 1994 Group Annuity Mortality tables.

(2)

Pursuant to the SERPs, Mr. Cremin received 1.28 years of credited service for each year of service after September 29, 1996 until he reached age 65 in July 2005. For service after age 65, he receives 1.0 years of credit for each year of subsequent service up to a maximum of 35 years credit.

Esterline’s Pension Plan is a broad based, tax-qualified defined benefit pension plan that provides a benefit to eligible employees of the Company. Approximately 39% of all U.S. employees are eligible to participate in the Pension Plan.

Qualified pension benefits are based on a final average pay formula, which takes into account years of service and highest five-year average earnings, or a cash balance formula, with annual pay credits ranging from 2% to 6% of earnings plus an additional 2% of earnings in excess of the annual Social Security Taxable Wage Base, and interest credits which vary annually based on certain external indices. Earnings include base pay and annual and long term incentive pay subject to statutory limitations. As of January 1, 2003, participants were given the option of continuing to accrue benefits under the final average pay formula, or to earn benefits under the cash balance formula. Since that date, all new participants are enrolled in the cash balance formula. Participants earning benefits under the final average pay formula must contribute 1% of after-tax compensation each year, while no employee contributions are required under the cash balance formula.

The standard form of benefit payment is a single life annuity for participants who are not married and a 50% joint and surviving spouse annuity for married participants. Alternatively, participants may elect a joint and surviving spouse annuity with a continuation percentage of 75% or 100%, or a life annuity with payments guaranteed for a 5-year, 10-year or 15-year period. Benefits earned under the cash balance formula may also be paid as a lump sum.

The annual benefit at normal retirement (age 65) under the final average pay formula is the participant’s highest five-year average pay less the participant’s primary Social Security benefit times 1.6%, times the participant’s credited service up to 30 years. Participants are eligible to receive early retirement benefits when they have completed five years of plan participation and their age plus service equals 65 years. For participants who elect to receive benefits prior to age 65, benefits are reduced by 6 2/3% per year between ages 60 and 65, 3 1/3% per year between ages 55 and 60, 3% per year between ages 50 and 55, and 2% per year below age 50.

The Supplemental Executive Retirement Plans (SERP – Pre 2005 and 2005+) provide benefit formulas that are similar to the final average pay formula and the cash balance formula in the Pension Plan, but permit benefits to be earned on compensation that is in excess of certain statutory limits that apply to the Pension Plan. However, amounts earned under the long-term incentive compensation plan are excluded from earnings used in the benefit formulas of the SERPs.

Nonqualified Deferred Compensation Table for Fiscal 2008

The table below provides information as of October 31, 2008, regarding each Named Executive Officer’s activity in the Esterline Technologies Supplemental Executive Retirement & Deferred Compensation Plan (the “DC SERP”). It includes information on executive voluntary contributions, Company contributions and aggregate earnings during the fiscal year. There were no distributions from the DC SERP in fiscal 2008.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
Robert W. Cremin	$107,483	$48,817	$2,503	$—	$158,803
Robert D. George	42,486	15,063	875	—	58,424
Frank E. Houston	15,370	8,959	1,025	—	25,354
Larry A. Kring	198,138	13,836	4,506	—	216,480
Stephen R. Larson	26,031	13,216	1,706	—	40,953

(1)	Represents elective deferrals of compensation that are also reported as compensation earned in fiscal 2008 in the Summary Compensation Table.

(2)

Represents Company matching contributions to the DC SERP earned in fiscal 2008. Company contributions are also reported in the All Other Compensation column of the Summary Compensation Table for Fiscal 2008 in this proxy statement.

(3)	Represents increases/decreases due to dividends, earnings, fees and investment gains/losses.

(4)	Includes Company contributions earned in fiscal 2008 that will not be made until early 2009 following calendar and qualified plan year closing activities.

The DC SERP became effective on January 1, 2007. The new plan provides an opportunity for participants to defer a portion of their cash compensation to be paid as a lump sum or in 10 annual installments upon retirement or at another future date. The executives may defer up to 75% of base pay and annual incentive compensation and up to 100% of long-term incentive compensation. Investment earnings are pursuant to each executive’s individual elections from among available investment options, substantially similar to those in the Company’s tax-qualified 401(k) plan, and are subject to daily valuation.

The DC SERP provides a Company match on part of the deferred compensation based on a formula that is substantially the same as that in the Company’s tax-qualified 401(k) plan. The Company match applies to deferred compensation amounts that exceed certain statutory limits in the tax-qualified 401(k) plan. However, amounts earned under the long-term incentive compensation plan are excluded from earnings used in the match calculation of the DC SERP.

Termination of Employment and Change in Control Arrangements

Termination Protection Agreements. The Company has entered into termination protection agreements with the Named Executive Officers which are designed to induce them to remain in the employ of the Company or any successor company in the event of a “Change in Control Event” by assuring compensation benefits if an officer is terminated without “Cause” or resigns for “Good Reason,” as defined in the agreements. In the event of such termination within two years after a Change in Control Event, the agreements provide for:

•

a pro rata amount of the average compensation received during the prior two years, calculated as follows: the average compensation received during the prior two years multiplied by a fraction, the numerator of which is the number of days the executive was employed during the fiscal year in which termination occurs and the denominator of which is 365, with the product reduced (but not below zero) by the base salary and car allowance paid to the executive with respect to his/her employment during the fiscal year in which termination occurs;

•	a lump sum payment equal to all other earned, but unpaid amounts;

•	a lump sum payment equal to three times the average compensation paid during the prior two years;

•	reimbursement of certain legal fees and expenses associated with enforcing the agreement; and

•

continuation of life insurance, health and accident and disability benefits for the remainder of the initial two-year period or until other full-time employment is accepted, unless participation in the Company’s plans or programs is not practicable, in which case the Company may provide executive with substantially similar benefits or cash compensation on an after-tax basis sufficient for the executive to purchase such benefits.

In the event any payments under the termination protection agreements are considered to be “excess parachute payments” under Section 280G of the Internal Revenue Code, either alone or together with other Company payments, the payments will be reduced so that the payments will not be treated as “excess parachute payments.” However, this payment reduction will only take place if the reduction would provide to the officer a greater net, after-tax benefit than he or she would receive if the payments were not subject to the reduction.

For purposes of the termination protection agreements, the following definitions apply:

“Cause” is generally defined as:

•

the willful and continued failure by the executive to substantially perform his duties and obligations to the Company (other than any such failure resulting from illness, sickness, or physical or mental incapacity) which failure continues after the Company has given notice to the executive; or

•	the willful engaging by the executive in misconduct that is significantly injurious to the Company, monetarily or otherwise.

“Good Reason” is generally defined as:

•

a material diminution in the executive’s authority, duties, or responsibilities, including, for example, assignment to the executive of any duties inconsistent with, or the reduction of powers or functions associated with, his positions, duties, responsibilities and status with the Company immediately prior to the transaction or any removal of the executive from or any failure to re-elect the executive to any positions or offices the executive held immediately prior to the transaction, except in connection with the termination of the executive’s employment by the Company for cause or for disability, or a material negative change in the employment relationship, such as the failure to maintain a working environment conducive to the performance of the executives’ duties or the effective exercise of the powers or functions associated with the executive’s position, responsibilities and status with the Company immediately prior to the transaction;

•	the Company’s failure to pay the executive a monthly base salary at least equal to the then applicable minimum base salary provided for in the agreement;

•

the Company’s failure to pay the executive, within 75 days following the end of a fiscal year, compensation with respect to each such fiscal year ending after the transaction in an amount at least equal to the minimum total compensation provided for in the agreement;

•	the Company’s mandatory transfer of the executive to another geographic location, without the executive’s consent, outside of a twenty (20) mile radius from the executive’s current location;

•

Company action or omission, in its capacity as a plan administrator or otherwise, that would adversely affect the executive’s participation in any fringe benefit program in effect at the time of the transaction, or materially reduce the value of his benefits under any such program; or

•	failure by the Company to obtain an assumption of the obligations of the Company to perform the agreement by any successor.

“Change in Control Event” is generally defined as:

•

an acquisition by any individual, entity or group of beneficial ownership of 30% or more of either (1) the then outstanding shares of Common Stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, excluding, certain acquisitions involving the Company or a related company; or

•

a change in the composition of the Board during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board cease for any reason to constitute at least a majority of the Board.

2004 Equity Incentive Plan. All options held by the Named Executive Officers issued pursuant to the Company’s 2004 Equity Incentive Plan become fully and immediately vested and exercisable immediately prior to a “Company Transaction” that is not a “Change in Control” or a “Related Party Transaction,” unless such awards are converted, assumed, or replaced by the successor company. All options held by the Named Executive Officers issued pursuant to the Company’s 2004 Equity Incentive Plan become fully and immediately vested and exercisable immediately prior to a “Change in Control.”

For purposes of the 2004 Equity Incentive Plan, the following definitions apply:

“Company Transaction” is generally defined as the consummation of any of the following:

•	a merger or consolidation of the Company with or into any other company or other entity;

•	a sale in one transaction or a series of transactions undertaken with a common purpose of at least 50% of the Company’s outstanding voting securities; or

•	a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of at least 50% of the Company’s assets.

“Related Party Transaction” is generally defined as a Company Transaction pursuant to which:

•

the beneficial ownership of the Company or the resulting company remains the same with respect to at least 70% of the voting power of the outstanding voting securities in substantially the same proportions as immediately prior to such Company Transaction;

•

no entity (other than the Company or an affiliate) will beneficially own 30% or more of the outstanding shares of Common Stock of the resulting company or the voting power of the outstanding voting securities; and

•	the Company’s incumbent board will, after the Company Transaction, constitute at least a majority of the board of the company resulting from such Company Transaction.

“Change in Control” is generally defined as the occurrence of any of the following events:

•

an acquisition of beneficial ownership of 30% or more of either (a) the then outstanding shares of Common Stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company, or a Related Party Transaction); or

•

a change in the composition of the Board during any two-year period such that the incumbent board members cease to constitute at least a majority (not including directors whose election was approved by at least two-thirds of the incumbent board).

1997 Stock Option Plan. All options held by the Named Executive Officers issued pursuant to the Company’s 1997 Stock Option Plan become 100% vested and exercisable in connection with the following events generally described:

•	any person is or becomes the beneficial owner of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

•

the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date of the plan, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

•

consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent at least 70% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company in which no person is or becomes the beneficial owner of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

•

the consummation of a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company to certain related entities; or

•

consummation of a sale or other disposition which, when aggregated with any other such sale(s) or disposition(s) occurring within 12 months of such sale or disposition, relates to 30% or more of the equity book value of the Company as measured as of the fiscal month-end immediately preceding the first such sale or disposition.

Annual Incentive Compensation Plan. Under the terms of the 2008 Annual Incentive Compensation Plan, participants must remain employed by the Company through the entire fiscal year and through the payment date (within 60 days following fiscal year-end) to be entitled to receive payment, unless termination is due to retirement, disability or death, in which case the participant will be entitled to a pro-rata amount based on the participant’s period of active employment.

Long-Term Incentive Plan. Under the terms of the LTIP, participants must be actively employed by the Company through the entire performance period and through the payment date (on or before January 10 following the end of each performance period) to be entitled to receive payment, unless termination is due to retirement, disability or death, in which case the participant will be entitled to the actual award for the full performance period in the normal course so long as the participant completed at least one year of continuous employment during the performance period.

Pension Plans. Under the terms of the Pension Plan and SERPs (Pre 2005 and 2005+), a participant must earn five years of service to receive a termination benefit. Disability benefits are available to any active participant who becomes totally and permanently disabled and remains so until normal retirement age. The disability benefit is calculated assuming the rate of pay at disability continues in effect until normal retirement age, and includes service from the date of disability until normal retirement age. Normal retirement age is 65, with 5 years of service, and early retirement can occur once a participant’s age plus years of service equal at least 65 years.

Potential Payments Upon Termination of Employment or Change in Control

The estimated potential incremental payments and benefits for the Named Executive Officers under each termination scenario are outlined in the following table, except with respect to Mr. Kring for whom only actual amounts are reflected as a result of his retirement as of December 31, 2008. The table does not include amounts payable under the DC SERP and benefits generally available to all employees on a non-discriminatory basis or earned benefits, which are payments and benefits that the Named Executive Officers would have already earned during their employment with us whether or not a termination or change in control event had occurred. Actual amounts payable can only be determined at the time of termination or change in control.

Name	Benefit	Termination Scenario (1)
		Voluntary ($)	Retirement, Death or Disability ($)	Involuntary Termination With or Without Cause ($)	Change in Control Termination ($)
Robert W. Cremin	Severance Payment (2)	$—	$—	$—	$7,295,475
	Cash Incentives (3)	—	3,249,380	—	1,573,258
	Accelerated Equity (4)	—	—	—	19,688
	Benefit Continuation (5)	—	—	—	22,612
	Excess Retirement Benefit (6)	—	—	—	—
	Excess Retirement Benefit (7)	—	—	—	—
	Reduction of CIC Benefits (8)	—	—	—	—
Robert D. George	Severance Payment (2)	$—	$—	$—	$2,856,287
	Cash Incentives (3)	—	1,137,145	—	534,032
	Accelerated Equity (4)	—	—	—	5,250
	Benefit Continuation (5)	—	—	—	31,415
	Excess Retirement Benefit (6)	68,730	68,730	68,730	68,730
	Excess Retirement Benefit (7)	—	279,166	—	—
	Reduction of CIC Benefits (8)	—	—	—	(567,229)
Frank E. Houston	Severance Payment (2)	$—	$—	$—	$1,925,405
	Cash Incentives (3)	—	669,770	—	320,768
	Accelerated Equity (4)	—	—	—	14,250
	Benefit Continuation (5)	—	—	—	22,417
	Excess Retirement Benefit (6)	9,147	9,147	9,147	9,147
	Excess Retirement Benefit (7)	—	283,740	—	—
	Reduction of CIC Benefits (8)	—	—	—	—
Larry A. Kring	Severance Payment (2)	$—	$—	$—	$—
	Cash Incentives (3)	—	874,745	—	—
	Accelerated Equity (4)	—	—	—	—
	Benefit Continuation (5)	—	—	—	—
	Excess Retirement Benefit (6)	—	—	—	—
	Excess Retirement Benefit (7)	—	—	—	—
	Reduction of CIC Benefits (8)	—	—	—	—
Stephen R. Larson	Severance Payment (2)	$—	$—	$—	$2,530,550
	Cash Incentives (3)	—	977,155	—	459,661
	Accelerated Equity (4)	—	—	—	5,250
	Benefit Continuation (5)	—	—	—	22,067
	Excess Retirement Benefit (6)	30,039	30,039	30,039	30,039
	Excess Retirement Benefit (7)	—	—	—	—
	Reduction of CIC Benefits (8)	—	—	—	—

(1)

Except with respect to Mr. Kring, all scenarios assume termination and/or change in control occurred on October 31, 2008, the last day of fiscal 2008. The closing price of our Common Stock on that date was $36.05.

(2)

All executives receive a lump sum payment equal to three times the Minimum Total Compensation defined as the average annual amount of base salary, bonus paid, car allowance and cash LTIP paid over the past 24 months.

(3)

Except with respect to Mr. Kring, the amounts under the Retirement, Death & Disability column represent (1) actual amounts earned under the 2008 Annual Incentive Compensation Plan and the 2006-2008 performance cycle under the LTIP that participants would only be entitled to if termination was due to retirement, death or disability, plus (2) target amounts under the 2007-2009 and 2008-2010 performance cycles under the LTIP that participants would only be entitled to if termination was due to retirement, death or disability. For Mr. Kring, the amount does not include the actual amount earned under the 2008 Annual Incentive Compensation Plan because Mr. Kring was employed through the payment date of such award. The terms of the LTIP provide that participants are entitled to the actual award for the full performance period in the event of retirement, death or disability after at least one year of continuous employment during a performance cycle, but the amounts in the table reflect the target amounts for the 2007-2009 and 2008-2010 performance cycles because actual awards under these cycles cannot be determined at this time. The amounts under the

Change in Control Termination column represent an amount equal to Minimum Total Compensation minus base salary and car allowance received during the year.

(4)

Represents the difference between the closing price of the Company’s Common Stock on October 31, 2008, and the exercise price of the accelerated options. Options accelerate even if the executive’s employment is not terminated. For purposes of stock options granted under the 2004 Equity Incentive Plan, this assumes the stock options are not assumed or substituted for by the successor company in a company transaction.

(5)

Represents the cost of continuation of benefits for two years after the transaction, which is the longest period provided for under the termination protection agreements. These benefits include medical, dental, accident, disability and life insurance.

(6)

Represents the value of additional benefits due to early retirement or death for reasons other than disability in excess of what is shown in the Pension Benefits for Fiscal 2008 table in this proxy statement.

(7)	Represents the value of additional benefits due to termination of employment as a result of disability in excess of what is shown in the Pension Benefits for Fiscal 2008 table in this proxy statement.

(8)

Represents the reduction estimated to be necessary to avoid excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, on payments related to a change in control. Under the terms of the termination protection agreements, payments are only reduced if the reduction would provide the executive a greater net, after-tax benefit than he or she would receive if the payments were not subject to the reduction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews related party transactions. Related party transactions are transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s Common Stock, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by the Company are transactions that involve amounts that would exceed $120,000 (the current threshold required to be disclosed in the proxy statement under SEC regulations and certain other similar transactions). Pursuant to the Company’s Code of Business Conduct and Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Board of Directors, in the case of directors. The Company evaluates these reports along with responses to the Company’s annual director and officer questionnaires for any indication of possible related party transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is forwarded to the Audit Committee for review and approval. Pursuant to the Audit Committee’s charter, it has been delegated the authority to review and approve all related party transactions.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists of five non-employee directors, each of whom the Board has determined (i) meets the independence criteria specified by the SEC and the requirements of Sections 303A.02 and other applicable sections of the NYSE listing standards and (ii) is financially literate in accordance with the requirements of Section 303A.07 of the NYSE listing standards. The Audit Committee annually reviews and reassesses its written charter.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls for financial reporting. The Audit Committee is responsible for overseeing the Company’s financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements relating to the fiscal year ended October 31, 2008, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee selects and retains the Company’s independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters relating to the audit required to be discussed by Statements of Auditing Standards No. 114 (as amended). In addition, the Audit Committee has discussed with the independent registered public accounting firm the accounting firm’s independence from management and the Company and received the written disclosures from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 31, 2008, for filing with the Securities and Exchange Commission.

Respectfully submitted,

ROBERT S. CLINE, CHAIRMAN

ANTHONY P. FRANCESCHINI

PAUL V. HAACK

CHARLES R. LARSON

JAMES L. PIERCE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The aggregate fees billed by Ernst & Young LLP, the Company’s independent registered public accounting firm, in fiscal 2008 and 2007 were as follows:

	Fees
	2008	2007
Audit fees (1)	$4,095,610	$3,855,066
Audit-related fees (2)	90,132	80,263
Tax fees (3)	347,978	185,759
All other fees	11,568	—

(1)

Includes professional services for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Form 10-Q filings, services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only the independent registered public accounting firm can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

(2)

Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including, if applicable, fees related to assistance in financial due diligence related to mergers and acquisitions and consultation regarding generally accepted accounting principles.

(3)

Includes fees associated with tax compliance, tax advice, and domestic and international tax planning. This category includes fees relating to tax planning on mergers and acquisitions, restructurings and other services related to tax disclosure and filing requirements.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee may either pre-approve such services without consideration of specific case-by-case services (“general approval”) or pre-approve specific services (“specific pre-approval”). Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee at the following meeting. When pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient services, for reasons such as familiarity with the Company’s business, people, culture, accounting systems, and risk profile and whether the services enhance the Company’s ability to manage or control risks and improve audit quality.

All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific pre-approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm. Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee has designated the Corporate Controller to monitor the services provided by the independent registered public accounting firm, to determine whether such services are in compliance with the pre-approval policy and to report the results of such monitoring to the Audit Committee on a periodic basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the shares of Common Stock that may be issued upon the exercise of options, warrants and rights under the Non-Employee Directors’ Stock Compensation Plan, the Amended and Restated 1997 Stock Option Plan, the 2002 Employee Stock Purchase Plan and the 2004 Equity Incentive Plan, the only equity compensation plans of the Company in effect as of the end of the Company’s last fiscal year.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (1) (2)
Equity compensation plans approved by security holders	1,670,425	$36.76	1,715,172
Equity compensation plans not approved by security holders	—	—	—

Total	1,670,425	$36.76	1,715,172

(1)

Of these shares, 1,399,450 shares are available for issuance under the 2004 Equity Incentive Plan, 295,010 shares are available for purchase under the 2002 Employee Stock Purchase Plan, and 20,712 are available for grant under the Non-Employee Directors’ Stock Compensation Plan as of the end of the Company’s last completed fiscal year.

(2)

Pursuant to the Non-Employee Directors’ Stock Compensation Plan, each of the Company’s non-employee directors will receive an automatic grant of shares of Common Stock not subject to any restriction within 45 days of each annual shareholders meeting with an aggregate market value of $60,000 based on the closing price of the Common Stock on that date.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was the independent registered public accounting firm that audited the Company’s consolidated financial statements for the fiscal year ended October 31, 2008. The Audit Committee of the Board of Directors of the Company requests that shareholders ratify its selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm to audit its consolidated financial statements for the fiscal year ending October 30, 2009, at its annual meeting.

The Company is not obligated by law or its Certificate of Incorporation or Bylaws to seek ratification of the directors’ selection of its independent registered public accounting firm, but is doing so as a matter of corporate practice. If the selection of its independent registered public accounting firm is not ratified by shareholders, the Company may continue to use Ernst & Young LLP as its independent registered public accounting firm or, even if shareholders vote in favor of the selection, may select a new firm if, in the opinion of the Audit Committee, such a change would be in the best interests of the Company and its shareholders.

The Company expects that representatives of Ernst & Young LLP will be present at the 2009 annual meeting, will be given the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires the Company’s directors, executive officers and 10% or greater shareholders to file electronically reports of their ownership of Common Stock and of changes in such ownership to the SEC. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who did not file a Section 16 report on a timely basis. Based solely upon a review of such reports furnished to the Company and written representations from the executive officers and directors that no other reports were required, the Company believes that all such reports were filed on a timely basis during fiscal 2008.

OTHER MATTERS

As of the date of this proxy statement, the only matters which management intends to present at the meeting are those set forth in the notice of meeting and in this proxy statement. Management knows of no other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting as proxies.

FORM 10-K AND OTHER CORPORATE GOVERNANCE INFORMATION

The 2008 Annual Report of the Company was provided to shareholders with this proxy statement. The Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008, including the consolidated financial statements and the financial statement schedules, to any shareholder who makes a request. Contact Esterline Technologies Corporation, Attn: Corporate Communications, 500 108th Avenue NE, Suite 1500, Bellevue, WA 98004 or call (425) 453-9400. This proxy statement, the 2008 Annual Report and the Annual Report on Form 10-K for the fiscal year ended October 31, 2008, are also available on the Company’s website, http://www.esterline.com/investor/sec.stm. In addition, shareholders may find information relating to the Company’s corporate governance posted on the Company’s website, http://www.esterline.com/governance. Documents located in this section include the charter for the Audit, Compensation and Nominating & Corporate Governance Committees, Corporate Governance Guidelines and the Code of Business Conduct and Ethics. This information is available in print to any shareholder who makes a request at the address or phone number above.

SHAREHOLDER PROPOSALS FOR 2010

Proposals of shareholders of the Company that are intended to be included in the Company’s proxy statement and presented by such shareholders at the Company’s 2010 annual meeting must be received at the Company’s principal executive office no later than Friday, September 25, 2009. In order for a shareholder’s proposal to be eligible for inclusion in the Company’s proxy statement for the 2010 annual meeting, among other things, the shareholder must own at least one percent of the outstanding shares of Common Stock or shares of Common Stock with a market value of $2,000 for at least one year prior to submitting the proposal, and the shareholder must continue to own such stock through the date of the 2010 annual meeting. Shareholder proposals submitted to the Company outside the processes required for inclusion in the proxy statement for the 2010 annual meeting after December 9, 2009, will be considered untimely by the Company. In addition, if the Company receives notice of a shareholder proposal after December 9, 2009, the persons named as proxies in the proxy statement for the 2010 annual meeting will have discretionary voting authority to vote on such proposal at the 2010 annual meeting.

By order of the Board of Directors

ROBERT D. GEORGE Vice President, Chief Financial Officer, Secretary and Treasurer

January 23, 2009

ESTERLINE TECHNOLOGIES CORPORATION

This Proxy is Solicited on Behalf of The Board of Directors

The undersigned hereby appoints Robert W. Cremin and Robert D. George and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Esterline Technologies Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on March 4, 2009, or at any adjournment or postponement thereof. The undersigned directs that this proxy be voted as follows:

BNY MELLON SHAREOWNER SERVICES

Address Change/Comments

(Mark the corresponding box on the reverse side)

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

You can now access your Esterline Technologies Corporation account online.

Access your Esterline Technologies Corporation shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Esterline Technologies Corporation now makes it easy and convenient to get current information on your shareholder account.

• View account status

• View certificate history

• View book-entry information • View payment history for dividends

• Make address changes

• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Please mark

your votes as

indicated in

this example ?

FOR

ALL WITHHOLD

FOR ALL ‘EXCEPTIONS FOR AGAINST ABSTAIN

1. Election of the following Director Nominees:

To serve a term that expires in 2012: ? ? ? 2. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 30, 2009. ? ? ?

01 Lewis E. Burns

02 Robert S. Cline

03 Jerry D. Leitman

To serve a term that expires in 2010:

04 Paul V. Haack

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

This proxy, when properly executed, will be voted in the manner directed on this proxy card. Management recommends a vote FOR all nominees designated on this proxy card and FOR proposal 2. If no specification is made, a vote FOR all nominees and FOR proposal 2 will be entered. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

Mark Here for Address

Change or Comments

SEE REVERSE ?

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

? FOLD AND DETACH HERE ?

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual shareholders meeting date.

INTERNET

http://www.proxyvoting.com/esl

ESTERLINE TECHNOLOGIES

CORPORATION Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders

The Proxy Statement and the 2008 Annual Report to Shareholders are available at:

http://bnymellon.mobular.net/bnymellon/esl